S-8 1 ds8.htm REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
As filed with the Securities and Exchange Commission on  February 4, 2014
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Applied Minerals, Inc.
 (Exact name of registrant as specified in its charter)

Delaware	82-0096527
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Suite 1101, 110 Greene Street
New York, New York 10012
 (Address of Principal Executive Offices, including Zip Code)

APPLIED MINERALS, INC. 2012 LONG-TERM INCENTIVE PLAN
APPLIED MINERALS, INC. 2012 SHORT-TERM INCENTIVE PLAN
INDIVIDUAL PLANS FOR, JOHN LEVY, EVAN STONE, WILLIAM GLEESON, NAT KRISHNAMURTI, ANDRE ZEITOUN, ERIC BASROON, AND CHRIS CARNEY
(Full title of the plans)

William Gleeson
General Counsel
Suite 1101, 110 Greene Street
New York, New York 10012
 (212) 226-4251
(Name, address and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered(1)(2)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (4)
Common Stock issuable upon exercise of options granted and outstanding under the Registrant’s 2012 Long-Term Incentive Equity Plan	3,799,705	$1.57(3)	$5,965,537	$768

Common Stock reserved for future issuance under Registrant’s 2012 Long-Term Incentive Equity Plan or Short Term Incentive Plan (“Incentive Plans”)(5)	4,784,582	$1.00	$4,788,824	$617

Common Stock issuable upon exercise of options granted under William Gleeson individual plan	900,000	$1.90	$1,710,000	$220

Common Stock issuable upon exercise of options granted under Nat Krishnamurti individual plan	300,000	1.55	465,000	60

Common Stock issuable upon exercise of options granted under	125,000	$0.70	$87,500	$11
John Levy individual plans	60,000	$1.00	$60,000	$8
	100,000	$0.83	$83,000	$11
	100,000	$1.24	$124,000	$16

Common Stock issuable upon exercise of options granted under Evan Stone individual plan	200,481	$0.83	$166,399	$21

TOTAL			$13,450,260	$1732

(1)	Pursuant to Rule 416, there are also being registered additional shares of common stock as may become issuable pursuant to the anti-dilution provisions of each of the foregoing.
(2)
The first two line items represent the aggregate maximum number of shares of common stock that may be issued by us under the Incentive Plans. The other line items represent the maximum number of shares that may be issued under the various individual plans.

(3)
The price represents the average exercise price of options granted under the 2012 plan : option to purchase 3,077,059 shares at $1.66 per share, options to purchase 7,646 shares at $1.58 per share, options to purchase 115,000 shares at $1.35 per share, and options to purchase 600,000 shares at $1.15.

(4)
Calculated in accordance Rule 457(h)(1). For “awards granted and outstanding,” estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) of the Securities Act based on the average of the high and low quotations of our common stock, as reported on the OTCBB quotation service on  January 14, 2014

(3)	Options and other rights to acquire common stock and awards of common stock made under the Short-Term Incentive Plan are to be paid under the Long-Term Incentive Plan.

In accordance with the provisions of Rule 462 promulgated under the Securities Act, the Registration Statement will become effective upon filing with the Securities and Exchange Commission (“SEC”).

EXPLANATORY NOTE

This Registration Statement relates to two separate prospectuses.

Section 10(a) Prospectus: Items 1 and 2 of Part I on this page, and the documents incorporated by reference pursuant to Item 3 of Part II, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended (“Securities Act”).  The Section 10(a) prospectus relates to (i) 8,900,000 shares of common stock issuable pursuant to the Applied Minerals 2012 Long Term Incentive Plan and the 2012 Short-Term Incentive Plan (the "Plan"), including 3,803,526 shares subject to options that have already been issued, (ii) 900,000 shares issuable upon exercise of options granted under William Gleeson individual plan, (iii) 300,000 shares issuable upon exercise of options granted under Nat Krishnamurti individual plan (iv) 385,000 shares issuable upon exercise of options granted under John Levy individual plans, and (iv) 200,481 shares issuable upon exercise of options granted under Evan Stone individual plans.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information*

Item 2.	Registrant Information and Employee Plan Annual Information*

*
Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act, and the Note to Part I of the Instructions to Form S-8.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents are incorporated by reference:

·	Annual Report on Form 10-K, as amended, for the year ended December 31, 2012;

·	Quarterly Reports on Form 10-Q, as amended, for the quarters ended March 31, 2013, June 30, 2013, and September 30, 2013 filed May 9, 2013, August 9, 2013, and November 7, 2013;

·
Current Reports on Form 8-K including those filed on January 23, 2013, March 15, 2013, June 17, 2013, June 25, 2013, August 5, 2013, September 12, 2013, November 11, 2013 December 6, 2013,  January 7, 2014, and January 29, 2014 excluding 8-Ks including only material deemed furnished and not filed.

·	The description of common stock contained in registration statement no. 333-191532 filed on October 2, 2013.

All documents that we file with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act subsequent to the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement that indicates that all securities offered under this prospectus have been sold, or that deregisters all securities then remaining unsold, will be deemed to be incorporated in this registration statement by reference and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

Not applicable

Item 5. Interests of Named Experts and Counsel.

William Gleeson, counsel who issued the Item 5 opinion, is general counsel of Applied Minerals, Inc. and holds options to purchase 900,000 shares of common stock the issuance of which is registered under this registration statement.

Item 6. Indemnification of Directors and Officers.

Section 145 of the GCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation or is or was serving at the corporation’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of expenses, including attorneys’ fees but excluding judgments, fines and amounts paid in settlement, actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that a court of competent jurisdiction shall determine that such indemnity is proper.

Section 145(g) of the GCL provides that a corporation shall have the power to purchase and maintain insurance on behalf of its officers, directors, employees and agents, against any liability asserted against and incurred by such persons in any such capacity.

Section 102(b)(7) of the GCL provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective.

Our Bylaws provide that we shall indemnify our directors and officers to the fullest extent permitted by the laws of the State of Delaware or any other applicable law. As permitted by our Bylaws, we have additionally entered into indemnification agreements with each of our non-employee directors that provide for indemnification and expense advancement to the fullest extent permitted by the laws of the State of Delaware.

Our Bylaws provide that we may purchase and maintain insurance policies on behalf of our directors and officers against specified liabilities for actions taken in their capacities as such, including liabilities under the Securities Act. We have obtained directors and officers’ liability insurance to cover liabilities our directors and officers may incur in connection with their services to the Registrant.

Our Certificate of Incorporation, as amended, provides that the liability of our directors for monetary damages shall be eliminated to the fullest extent under applicable law.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Item 8. EXHIBITS

Exhibit Number	Description

5.1	Opinion of counsel regarding legality of the obligations being registered	*

23.1	Consent of Independent Registered Public Accounting Firm, PMB Helin Donovan LLP	*

23.2	Consent of Independent Registered Public Accounting Firm, EisnerAmper LLP	*

23.3	Consent of counsel (included in opinion filed as Exhibit 5.1)

24.1	Power of Attorney (see signature page)

99.1	Applied Minerals, Inc 2012 Long-Term Incentive Plan	1

99.2	Applied Minerals, Inc 2012 Short-Term Incentive Plan	2

99.3	Individual plans for John Levy	*

99.4	Individual plan for William Gleeson	3

99.5	Individual plan for Nat Krishnamurti	*

99.6	Individual plans for Evan Stone	*

*	Filed herewith
1	Incorporated by reference from Exhibit A the definitive proxy statement filed on October 10, 2012
2	Incorporated by reference from Exhibit B the definitive proxy statement filed on October 10, 2012
3	Incorporated by reference from Exhibit 99.2 to 8-K filed in March 15, 2013

Item 9.	Undertakings.

(a)           The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the registration of the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this  7th day of February, 2014.

APPLIED MINERALS, INC.

By:	/s/ Andre Zeitoun
Name: Andre Zeitoun
Title: Chief Executive Officer and President

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Andre Zeitoun and William Gleeson, and each of them, with full power to act without the other, such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign this Registration Statement, any and all amendments thereto (including post-effective amendments), any subsequent Registration Statements pursuant to Rule 462 of the Securities Act of 1933, as amended, and any amendments thereto and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

 Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities on February 7, 2014.

Signature	Title

/s/ Andre Zeitoun	President, Chief Executive Officer and Director (principal executive officer)
Andre Zeitoun

/s/ Nat Krishnamurti	Chief Financial Officer (principal financial and accounting officer)
Nat Kishnamurti

/s/ John Levy	Chairman of the Board and Director
John Levy

/s/ David Taft	Director
David Taft

/s/ Mario Concha	Director
Mario Concha

/s/ Robert Betz	Director
Robert Betz